Exhibit 99.2

Sophiris Bio Prices Public Offering of Common Shares and Warrants

SAN DIEGO and VANCOUVER, British Columbia, Aug. 23, 2016 /PRNewswire/ – Sophiris Bio Inc. (NASDAQ: SPHS) (“Sophiris”), a biopharmaceutical company developing PRX302 (topsalysin) for the treatment of urological diseases, today announced the pricing of an underwritten public offering of 6,500,000 of its common shares and related warrants to purchase 4,875,000 of its common shares with an exercise price of $4.00 per share, offered at a combined price to the public of $4.00 per share and related warrant. The gross proceeds from this offering to Sophiris are expected to be $26.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Sophiris. Sophiris has granted the underwriters a 30-day option to purchase up to an aggregate of 975,000 additional common shares and related warrants to purchase 731,250 of its common shares. The offering is expected to close on or about August 26, 2016, subject to customary closing conditions.

Piper Jaffray & Co. is acting as sole book-running manager for the offering. Maxim Group LLC is acting as co-manager for the offering.

The securities described above are being offered by Sophiris pursuant to an effective shelf registration statement filed by Sophiris with the Securities and Exchange Commission (“SEC”) that became effective on October 3, 2014. A preliminary prospectus supplement related to the offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus related to this offering, when available, may be obtained from Piper Jaffray & Co., by mail at Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924 or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing topsalysin, a clinical-stage, targeted therapy for the treatment of urological diseases. Topsalysin has successfully completed a Phase 3 clinical study for the treatment of the symptoms of benign prostatic hyperplasia (BPH), and is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing treatments. Topsalysin has also successfully completed a Phase 2a study for the treatment of clinically significant, localized low to intermediate risk prostate cancer prior to radical therapy. For more information, please visit www.sophirisbio.com.

Safe Harbor / Forward-Looking Statements

Statements in this press release that are not strictly historical in nature, including statements related to the expected proceeds and timing of the offering of securities by Sophiris, are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities. For a discussion of these and other factors, please refer to Sophiris’ annual report on Form 10-K for the year ended December 31, 2015 as well as Sophiris’ subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Sophiris undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Company Contact:

Peter Slover

Chief Financial Officer

(858) 777-1760

Corporate Communications and Investor Relations:

Jason Spark Canale Communications Corporate Communications and IR (619) 849-6005 jason@canalecomm.com	Michael Moore NATIONAL Equicom Investor Relations (858) 886-7813 mmoore@national.ca